Exhibit 99.1

GOLDFIELD ANNOUNCES FIRST-QUARTER 2017 RESULTS
MELBOURNE, Florida, May 4, 2017 - The Goldfield Corporation (NYSE MKT: GV) today announced financial results for the three months ended March 31, 2017. Goldfield is headquartered in Melbourne, Florida, and through its subsidiaries, Power Corporation of America, Southeast Power Corporation and C and C Power Line, Inc., is a leading provider of electrical construction services for the utility industry and industrial customers, with operations primarily in the Southeast and mid-Atlantic regions of the United States and Texas.
President and Chief Executive Officer John H. Sottile said, “Our 2017 first-quarter electrical construction revenue and operating income continued at nearly the same strong level achieved in the fourth quarter of 2016. On a year over year basis, our results declined in the 2017 period because of the inclusion of certain large, higher margin fixed-price projects in the first quarter of 2016, which were substantially completed in the first half of 2016.
“During the first quarter of 2017, we experienced growth in our Texas operations and other master service agreement, or MSA, projects. As of March 31, 2017, our estimated 12-month MSA backlog grew 70 percent to $53 million from $31 million a year ago, and our estimated 12-month combined backlog grew 17.4 percent to $79 million from $68 million a year ago.
“We also significantly increased the level of our capital investments to $6 million this quarter to upgrade our fleet and to support the Company’s future growth and efficiencies. We believe that these investments will build greater long-term shareholder value. With a healthy backlog and long-term customer relationships, we remain confident in Goldfield’s future,” Mr. Sottile concluded.
Three Months Ended March 31, 2017
For the three months ended March 31, 2017 compared to the same period in 2016:

•
Total revenue decreased 14.1% to $30.7 million from $35.8 million, attributable to the inclusion in the 2016 period of certain large, higher margin fixed-price projects, partially offset by continued growth in Texas operations and other MSA projects.

•	Gross margin on electrical construction operations remained strong at 25.3%, compared to 27.8%.

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•	Operating income decreased to $4.3 million from $7.0 million because of the inclusion in the first quarter of 2016 of certain large, higher margin fixed-price projects.

•	Net income declined to $2.7 million, or $0.10 per share, from $4.3 million, or $0.17 per share.

•	EBITDA (a non-GAAP measure)(1) was $6.1 million compared to $8.5 million as a result of the same factors which drove operating income.
Backlog
As of March 31, 2017, the Company’s 12-month electrical construction backlog grew $11.8 million (17.4%), to $79.5 million from $67.7 million a year ago, due to favorable timing in the release of MSA projects. Estimated MSA backlog increased $1.8 million to $125.9 million while project-specific firm backlog decreased as a result of the completion of several large fixed-price contracts in 2016 and early 2017. Total backlog, which includes total revenue estimated over the remaining life of the MSAs plus estimated revenue from fixed-price contracts, was $152.3 million as of March 31, 2017, compared to $160.7 million as of March 31, 2016. The size and amount of future projects awarded under MSAs cannot be determined with certainty and revenue from such contracts may vary substantially from current estimates.
Backlog is estimated at a particular point in time and is not determinative of total revenue in any particular period. It does not reflect future revenue from a significant number of short-term projects undertaken and completed between the estimated dates.
About Goldfield
Goldfield is a leading provider of electrical construction services engaged in the construction of electrical infrastructure for the utility industry and industrial customers, primarily in the Southeast and mid-Atlantic regions of the United States and Texas. For additional information on our first quarter 2017 results, please refer to our report on Form 10-Q being filed with the Securities and Exchange Commission and visit the Company’s website at http://www.goldfieldcorp.com.
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(1) Represents Non-GAAP Financial Measure - The non-GAAP financial measure used in this earnings release is more fully described in the accompanying supplemental data and reconciliation of the non-GAAP financial measure to the reported GAAP measure. The non-GAAP measure in this press release and on The Goldfield Corporation’s website is provided to enable investors and analysts to evaluate the Company’s performance excluding the effects of certain items that impact the comparability of operating results between reporting periods and compare the Company’s operating results with those of its competitors. This measure should be used to supplement, and not in lieu of, results prepared in conformity with GAAP. Because not all companies use identical calculations, this presentation of EBITDA may not be comparable to other similarly-titled measures of other companies.

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Forward-Looking Statements
This press release includes forward-looking statements within the meaning of the “safe harbor” provision of the Private Securities Litigation Reform Act of 1995 throughout this document. You can identify these statements by forward-looking words such as “may,” “will,” “expect,” “anticipate,” “believe,” “estimate,” “plan,” and “continue” or similar words. We have based these statements on our current expectations about future events. Although we believe that our expectations reflected in or suggested by our forward-looking statements are reasonable, we cannot assure you that these expectations will be achieved. Our actual results may differ materially from what we currently expect. Factors that may affect the results of our operations include, among others: the level of construction activities by public utilities; the concentration of revenue from a limited number of utility customers; the loss of one or more significant customers; the timing and duration of construction projects for which we are engaged; our ability to estimate accurately with respect to fixed price construction contracts; and heightened competition in the electrical construction field, including intensification of price competition. Other factors that may affect the results of our operations include, among others: adverse weather; natural disasters; effects of climate changes; changes in generally accepted accounting principles; ability to obtain necessary permits from regulatory agencies; our ability to maintain or increase historical revenue and profit margins; general economic conditions, both nationally and in our region; adverse legislation or regulations; availability of skilled construction labor and materials and material increases in labor and material costs; and our ability to obtain additional and/or renew financing. Other important factors which could cause our actual results to differ materially from the forward-looking statements in this press release are detailed in the Company’s Risk Factors and Management’s Discussion and Analysis of Financial Condition and Results of Operation sections of our Annual Report on Form 10-K and Goldfield’s other filings with the Securities and Exchange Commission, which are available on Goldfield’s website: http://www.goldfieldcorp.com. We may not update these forward-looking statements, even in the event that our situation changes in the future, except as required by law.

For further information, please contact:
The Goldfield Corporation
Contact: Kristine Walczak
Phone:    (312) 780-7205
Email:     kwalczak@dresnerco.com

- Tables Follow -

The Goldfield Corporation and Subsidiaries
Consolidated Statements of Income
(Unaudited)

	Three Months Ended
	March 31,
	2017	2016
Revenue
Electrical construction	$29,448,647	$34,841,504
Other	1,275,217	917,480
Total revenue	30,723,864	35,758,984
Costs and expenses
Electrical construction	22,008,973	25,156,975
Other	874,277	657,329
Selling, general and administrative	1,779,972	1,430,414
Depreciation and amortization	1,748,892	1,537,974
(Gain) loss on sale of property and equipment	(2,572)	19,437
Total costs and expenses	26,409,542	28,802,129
Total operating income	4,314,322	6,956,855
Other income (expense), net
Interest income	7,336	6,820
Interest expense, net of amount capitalized	(134,020)	(159,548)
Other income, net	14,649	15,378
Total other expense, net	(112,035)	(137,350)
Income from continuing operations before income taxes	4,202,287	6,819,505
Income tax provision	1,537,138	2,519,489
Income from continuing operations	2,665,149	4,300,016
Loss from discontinued operations, net of income tax benefit of $0 in 2017 and $23,884 in 2016	—	(39,845)
Net income	$2,665,149	$4,260,171
Net income per share of common stock — basic and diluted
Continuing operations	$0.10	$0.17
Discontinued operations	—	—
Net income	$0.10	$0.17
Weighted average shares outstanding — basic and diluted	25,451,354	25,451,354

The Goldfield Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
(Unaudited)

	March 31,	December 31,
	2017	2016
ASSETS
Current assets
Cash and cash equivalents	$14,228,271	$20,599,648
Accounts receivable and accrued billings, net	16,970,860	19,094,407
Costs and estimated earnings in excess of billings on uncompleted contracts	10,403,910	7,313,099
Income taxes receivable	—	533,837
Residential properties under construction	1,389,764	1,552,131
Prepaid expenses	1,820,770	1,037,715
Other current assets	1,386,620	1,298,044
Total current assets	46,200,195	51,428,881

Property, buildings and equipment, at cost, net	37,388,016	33,245,947
Deferred charges and other assets	6,161,253	6,627,329
Total assets	$89,749,464	$91,302,157

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued liabilities	$8,086,382	$11,386,119
Current portion of notes payable, net	6,102,928	6,101,855
Income taxes payable	1,241,528	—
Accrued remediation costs	85,036	102,526
Other current liabilities	520,231	845,057
Total current liabilities	16,036,105	18,435,557

Deferred income taxes	7,913,016	8,204,324
Accrued remediation costs, less current portion	112,380	112,380
Notes payable, less current portion, net	14,705,165	16,231,373
Other accrued liabilities	67,087	67,961
Total liabilities	38,833,753	43,051,595
Commitments and contingencies
Stockholders’ equity
Common stock	2,781,377	2,781,377
Capital surplus	18,481,683	18,481,683
Retained earnings	30,960,838	28,295,689
Common stock in treasury, at cost	(1,308,187)	(1,308,187)
Total stockholders’ equity	50,915,711	48,250,562
Total liabilities and stockholders’ equity	$89,749,464	$91,302,157

The Goldfield Corporation and Subsidiaries
Reconciliation of Non-GAAP Financial Measures
(Unaudited)
EBITDA, a non-GAAP performance measure used by management, is defined as net income (loss) plus: interest expense, provision (benefit) for income taxes and depreciation and amortization, as shown in the table below. EBITDA, a non-GAAP financial measure, does not purport to be an alternative to net income (loss) as a measure of operating performance. Because not all companies use identical calculations, this presentation of EBITDA may not be comparable to other similarly-titled measures of other companies. We use, and we believe investors benefit from the presentation of, EBITDA in evaluating our operating performance because it provides us and our investors with an additional tool to compare our operating performance on a consistent basis by removing the impact of certain items that management believes do not directly reflect our core operations. We believe that EBITDA is useful to investors and other external users of our financial statements in evaluating our operating performance because EBITDA is widely used by investors to measure a company’s operating performance without regard to items such as interest expense, taxes, and depreciation and amortization, which can vary substantially from company to company depending upon accounting methods and book value of assets, capital structure and the method by which assets were acquired.

	Three Months Ended
	March 31,
EBITDA	2017	2016
Net income (GAAP as reported)	$2,665,149	$4,260,171
Interest expense, net of amount capitalized	134,020	159,548
Provision for income taxes, net (1)	1,537,138	2,495,605
Depreciation and amortization (2)	1,748,892	1,537,974
EBITDA	$6,085,199	$8,453,298
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(1) Provision for income tax, net is equal to the total amount of tax provision, which includes the tax benefit for discontinued operations.
(2) Depreciation and amortization includes depreciation on property, plant and equipment and amortization of finite-lived intangible assets.